UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 16, 2015

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive

Sunnyvale, CA 94089

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Adoption of Executive Officer Compensation Plan.

On June 16, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Finisar Corporation (the “Company”) adopted an executive officer bonus plan for the fiscal year ending May 1, 2016 (the “Fiscal 2016 Plan”). Under the Fiscal 2016 Plan, the aggregate target bonuses for Jerry S. Rawls, Chairman of the Board, and Eitan Gertel, Chief Executive Officer, are 110% of such executive officers’ annual base salary, and the aggregate target bonus for each of the other named executive officers of the Company is 70% of such executive officer’s annual base salary. The amount, if any, of an executive officer’s annual bonus under the Fiscal 2016 Plan will be based 50% on the Company’s achievement of non-GAAP operating income targets and 50% on a qualitative determination by the Compensation Committee taking into account the Company’s overall financial performance, the applicable executive officer’s performance during the fiscal year and such other factors as the Compensation Committee deems appropriate. The maximum total bonus payable to each officer under the formula and qualitative components of the Fiscal 2016 Plan is two times the officer’s target bonus. Any bonus amounts earned under the Fiscal 2016 Plan are expected to be paid in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2015

Finisar Corporation

By:	/s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel